Exhibit 4.4

WAIVER AND RELEASE TO SPONSOR SUPPORT AGREEMENT

This WAIVER AND RELEASE TO SPONSOR SUPPORT AGREEMENT (this “Waiver and Release”) is dated as of May 15, 2026 and made by (1) CANTOR EQUITY PARTNERS III, INC., a Cayman Islands exempted company (“SPAC”), (2) AIR LIMITED, a private limited company incorporated under the laws of Jersey (the “Company”), and (3) AIR HOLDINGS LIMITED, a private limited company incorporated under the laws of Jersey (“PubCo,” and together with SPAC and the Company, the “Releasing Parties”) in favor of (4) CANTOR EP HOLDINGS III, LLC (“Sponsor”). Each of SPAC, the Company, PubCo and Sponsor is individually referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in that certain Sponsor Support Agreement, dated as of November 7, 2025, by and among the Parties (as amended from time to time, the “Sponsor Support Agreement”).

RECITALS

WHEREAS, Section 14(f) (Amendments and Waivers) of the Sponsor Support Agreement sets forth that the observance of any term of the Sponsor Support Agreement may be waived only with the written consent of the Party against whom enforcement of such waiver is sought; and

WHEREAS, in accordance with Section 14(f) (Amendments and Waivers) of the Sponsor Support Agreement, the Releasing Parties desire to waive their rights to enforce certain provisions of the Sponsor Support Agreement and to release Sponsor from compliance with respect to those obligations, in each case, as set forth in this Waiver and Release.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE i

WAIVERS AND RELEASES

1.1.
Waiver and Release. Effective immediately upon and subject to the Cayman Closing, the provisions of Sections 9(a), 9(b), 9(c) and 9(d) of the Sponsor Support Agreement (collectively, the “Lock-Up Restrictions”) are hereby waived by the Releasing Parties, and Sponsor is forever released from compliance with such Lock-Up Restrictions and the obligations contemplated thereby, in each case, as such restrictions and obligations relate to 1,000,000 of the PubCo Ordinary Shares issued to Sponsor at the Cayman Closing into which the Founder Shares are converted pursuant to Section 3.1(a)(iii) of the BCA (the “Released Lock-Up Shares”). For the avoidance of doubt, any PubCo Ordinary Shares issued to Sponsor at the Cayman Closing into which the Founder Shares are converted pursuant to Section 3.1(a)(iii) of the BCA that is not a Released Lock-Up Share shall remain subject to the Lock-Up Restrictions in full.
1.2.
Consent. Each of the Parties hereby acknowledges and agrees that, by execution of this Waiver and Release, such Party is consenting, for all purposes under the terms of the BCA and the other Ancillary Documents and any other instrument or agreement referred to therein, to each of the other Party’s entry into, and to the actions taken in accordance with, this Waiver and Release.
1.3.
Effect of Waiver. The Parties hereby acknowledge and agree that this Waiver and Release shall be effective immediately upon and subject to the Cayman Closing. Without limiting the generality of Section 14(f) of the Sponsor Support Agreement, the waivers and releases set forth above shall be limited to the Lock-Up Restrictions and the Released Lock-Up Shares in the manner and to the extent described above, and nothing in this Waiver and Release shall be deemed to constitute a waiver or release by the Releasing Parties of compliance with respect to any other term, provision, or condition of the Sponsor Support Agreement, the BCA or any other Ancillary Document, or any other instrument or agreement referred to therein.

ARTICLE II

GENERAL PROVISIONS

2.1.
Counterparts. This Waiver and Release may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
2.2.
Entire Agreement. This Waiver and Release (together with the other Ancillary Documents, the BCA and each of the other documents and the instruments referred to in the Sponsor Support Agreement, to the extent incorporated in the Sponsor Support Agreement): (a) constitute the entire agreement among the Parties with respect to their subject matter and supersede all prior and current agreements and understandings, both written and oral, among the Parties with respect to their subject matter; and (b) are not intended to confer upon any other Person other than the Parties any rights or remedies, except as expressly provided in the Sponsor Support Agreement.
2.3.
Other Provisions. The provisions of Section 14 (General) of the Sponsor Support Agreement shall, to the extent not already set forth in this Waiver and Release, apply mutatis mutandis to this Waiver and Release.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Waiver and Release to Sponsor Support Agreement to be executed as of the date first written above.

SPAC:

CANTOR EQUITY PARTNERS III, INC.

By:	/s/ Jane Novak
Name: Jane Novak
Title: Chief Financial Officer

SPONSOR:

CANTOR EP HOLDINGS III, LLC

By:	/s/ Jane Novak
Name: Jane Novak
Title: Chief Financial Officer

[Signature Page to Waiver and Release to Sponsor Support Agreement (Project Genesis)]

IN WITNESS WHEREOF, the Parties have caused this Waiver and Release to Sponsor Support Agreement to be executed as of the date first written above.

COMPANY:

AIR LIMITED

By:	/s/ Stuart Brazier
Name: Stuart Brazier
Title: Chief Executive Officer

[Signature Page to Waiver and Release to Sponsor Support Agreement (Project Genesis)]

IN WITNESS WHEREOF, the Parties have caused this Waiver and Release to Sponsor Support Agreement to be executed as of the date first written above.

PUBCO:

AIR HOLDINGS LIMITED

By:	/s/ Stuart Brazier
Name: Stuart Brazier
Title: Chief Executive Officer

[Signature Page to Waiver and Release to Sponsor Support Agreement (Project Genesis)]